Item 77K of Access Form N-SAR:


Form N-SAR

Sub-Item 77K: Changes in registrant s certifying accountants

On March 14, 2006, the Board of Trustees of Access One Trust
 (the Trust or Registrant ), upon the recommendation of the Audit Committee of the Board of Trustees (the Audit Committee ),
determined not to retain Ernst & Young LLP ( E&Y ) and approved a change of the Trust s independent auditors to PricewaterhouseCoopers LLP ( PWC ) for each fund of the Trust that is offered to separate accounts of insurance companies (the VP Fund ). PWC has confirmed to the Audit Committee that they are independent auditors with respect to the VP Fund. For the fiscal period ended December 31, 2005 (first period of operations), and during the interim period commencing January 1, 2006 and ended March 14, 2006, E&Y served as the Trust s independent auditor with respect to the VP Fund. During the VP Fund s fiscal period ended
December 31, 2005, E&Y s audit report concerning the VP
Fund contained no adverse opinion or disclaimer of opinion;
nor was its report qualified or modified as to uncertainty, audit scope, or accounting principles. Further, in connection with its audit for the fiscal period ended December 31, 2005, and through March 14, 2006, there were no disagreements between the VP Fund and E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of E&Y would have caused it to make reference to the disagreements in its report on the financial statements for such periods.
In addition, there were no reportable events of the kind described in Item 304(a) (1) (v) of Regulation S-K under the Securities Exchange Act of 1934, as amended. During the Registrant s fiscal period ended December 31, 2005, and the interim period ended March 14, 2006, neither the Registrant nor anyone on its behalf consulted PWC concerning (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant s financial statements or (ii) the subject of a disagreement (as defined in paragraph (a) (1) (iv) of Item
304 of Regulation S-K) or reportable events (as described in paragraph (a) (1) (v) of said Item 304).

The Registrant has requested E&Y to furnish it with a letter addressed to the Securities and Exchange Commission stating whether E&Y agrees with the statements contained above. A copy of the letter from E&Y to the Securities and Exchange Commission is filed as an exhibit hereto.